Exhibit 10.30

[Execution Copy]

EMPLOYMENT AGREEMENT

(Dallas Bradford Tanner)

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 9, 2015, by and between Invitation Homes L.P. (the “Company”) and Dallas Bradford Tanner (“Executive”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of October 11, 2012 (the “Prior Agreement”, such date, the “Original Effective Date”), pursuant to which the Executive serves as an employee of the Company and/or one or more of its affiliates;

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to continue to be employed and enter into such an agreement;

WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment which shall, effective as of the date hereof, replace and supersede the Prior Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment Subject to the provisions of Section 5 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended (a “Notice of Non-Renewal”).

2. Position, Duties and Authority.

(a) During the Employment Term, Executive shall serve as Executive Vice President and the Company’s Chief Investment Officer. In such position, Executive shall report directly to, and only to, the Chief Executive Officer of the Company or such other officer identified by the Board of Directors of the Company (the “Board”) from time to time, and shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Chief Executive Officer or other officer identified by the Chief Executive Officer (subject to Board approval). Effective as of the Effective Date, Executive shall be appointed to serve as a member of the Board without additional compensation. Executive’s principal place of employment shall be Dallas, Texas, and Executive acknowledges that, from time to time, Executive will be required to travel in connection with the performance of his duties.

(b) During the Employment Term, Executive will devote substantially all of his business time and reasonable best efforts (except for permitted vacation periods and reasonable periods of illness or incapacity) to the business and affairs of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would unreasonably conflict or unreasonably interfere with the rendition of such services either directly or indirectly; provided that nothing herein shall preclude Executive from (i) managing personal and family investments, (ii) providing Schedule A Services to substantially the same extent provided as of the Original Effective Date, or (iii) subject to the prior approval of the Board (such approval not to be unreasonably withheld) (x) accepting appointment to serve on any board of directors or trustees of any business corporation, or (y) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations; provided, however, that any such activities as described in (i) and (iii) of the preceding provisions of this paragraph do not materially conflict or materially interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive or director of the Company in accordance with this Agreement or conflict with Section 6. “Schedule A Services” means those services performed for one or more of the entities set forth on Schedule A hereto (the “Schedule A Entities”); provided, however, that with respect to single family homes, such services shall be limited to managing investments in single family homes in which such entities have a financial interest (the “Permitted Single Family Home Services”).

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $450,000 and payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, but may not be decreased below any then-current annual base salary amount.

(b) Annual Bonus.

(i) During each fiscal year of the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”), payable at 125% of then-current Base Salary if target performance objectives are achieved (such amount, the “Target Bonus”), with no Annual Bonus payable if minimum performance objectives are not achieved (provided that the achievement of company-wide performance objectives is determined consistently with the determination for other senior managers at the same level as Executive) and the actual amount determined based on the extent to which performance objectives are achieved, in the sole discretion of the Company. Notwithstanding the foregoing, Executive’s actual Annual Bonus paid in respect of the 2015 fiscal year shall be no less than $450,000, paid in 2016 at such time annual performance bonuses are paid to other senior executives of the Company.

(ii) Without limiting the scope of Section 5(c)(iii) hereof, no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, unless otherwise determined by the Board in its sole discretion.

(c) Equity Arrangements.

(i) The Company will make grants of 850 Class B Units of Invitation Homes 5, L.P., at the time Class B Units are issued to other senior executives of the Company, which will vest on substantially similar terms as Executive’s existing equity awards, subject to Executive’s continued employment on each applicable vesting date and on such other terms that are set forth in the applicable equity agreements.

(ii) Notwithstanding anything to the contrary set forth in any applicable equity agreement or set forth herein, all Class B Units of the Company, Invitation Homes 2-A L.P., Preeminent Parent L.P., Invitation Homes 3 L.P., Invitation Homes 4 L.P., and Invitation Homes 5 L.P. issued to Executive (or held by a Permitted Transferee (as defined in the applicable equity agreements)) (collectively, the “Incentive Units”) shall become vested on the earlier of (A) the vesting schedule as set forth in the applicable equity agreements, or (B) the second anniversary of Effective Date.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

(b) Relocation. The Company shall reimburse reasonable costs of relocation of Executive (and his family) to the Dallas, Texas metropolitan area in accordance with IH’s Relocation Assistance Policy, including reimbursement of reasonable and customary purchase costs with respect to Executive’s primary residence in the Dallas, Texas metropolitan area, up to an amount equal to 3% of the purchase price.

(c) Other Benefits. Executive will accrue Paid Time Off (PTO) in accordance with the policy set forth in the Company’s Associate Handbook, at a rate which is at least as beneficial as that accorded to other similarly situated senior executives. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

5. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive and the Company will be required to give each other at least 60 days’ advance written notice of any termination or resignation of Executive’s employment (other than as a result of a termination for Cause or Constructive Termination); and provided, further, that the Company may provide 60 days’ of Base Salary in lieu of such notice. Notwithstanding any other provision of this Agreement and except as provided by applicable law, the provisions of this Section 5 and the Promote Agreements shall exclusively govern Executive’s rights to payments upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder (x) may be terminated by the Company for Cause (as defined below) and (y) shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 5(c)(ii)).

(ii) Cause.

(A) For purposes of this Agreement, “Cause” shall mean (1) Executive’s continued and willful non-performance of Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), which failure is not cured for a period of 10 days following written notice by the Company to Executive describing such failure in reasonable detail, (2) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, (3) Executive’s theft or embezzlement of Company property (unless such theft or embezzlement is de minimis in value), (4) an act or acts on Executive’s part constituting any felony under the laws of the United States or any state thereof (other than a vehicular related felony), (5) Executive’s breach of Section 6(a)(i) or (ii) of this Agreement, (6) Executive’s breach of Section 6(a)(iv) of this Agreement, or (7) Executive’s material or willful breach of Section 7 of this Agreement (such breach, a “Material Confidentiality Breach”).

(B) Executive’s actions or omissions shall not be considered to be “willful” if (x) Executive had a good faith, reasonable belief that such actions or omissions were in the best interests of the Company or (y) in the case of clause (7) of Section 5(a)(ii)(A) of this Agreement, that such actions were not against the best interests of the Company.

(C) The Company shall not terminate Executive’s employment pursuant to clauses (2) through (7) of Section 5(a)(ii)(A) of this Agreement unless (1) the Board determines after reasonable investigation to provide written notice to Executive describing in reasonable detail the basis for the Board’s decision to terminate Executive’s employment (such notice, the “Cause Notice”), (2) Executive (with counsel, at Executive’s election) has an opportunity to address the Board for a period of 7 days (the “Hearing Period”) following delivery of the Cause Notice, and (3) the Board determines no earlier than 7 days after the expiration of the Hearing Period that Executive has engaged in the conduct set forth in the applicable clause of Section 5(a)(ii)(A) of this Agreement. If the Company terminates Executive’s employment for Cause in accordance with this Section 5(a)(ii), the termination shall be effective as of the date on which the Company provided the Cause Notice. Notwithstanding anything herein to the contrary, the Company may put Executive on administrative leave after delivery of the Cause Notice (during which Executive would be entitled to receive Base Salary, but not function any job duties or responsibilities).

(D) Any dispute arising out of or relating to whether Executive engaged in the conduct set forth in Section 5(a)(ii)(A) of this Agreement or whether the Company complied with the procedures set forth in Section 5(a)(ii)(C) of this Agreement shall be resolved by binding arbitration in accordance with the rules of the AAA Commercial Division; provided that the Company shall have the burden of proving by a preponderance of the evidence that Executive engaged in the conduct described in Section 5(a)(ii)(A) of this Agreement (except the conduct described in clause (4) thereof, which must be proven by clear and convincing evidence); provided that, for the avoidance of doubt, without limiting the Company’s duties under Section 5(b)(ii)(C), the Company may take any action to terminate Executive’s employment or engage in other remedies available to it without waiting for resolution of any such dispute. If, following a termination of Executive’s employment pursuant to Section 5(a)(i)(x) of this Agreement, the arbitrator determines, as applicable, that (I) Executive did not engage in the conduct set forth in Section 5(a)(ii)(A) of this Agreement, or (II) if applicable, the Company did not comply in any material respect with the procedures set forth in Section 5(a)(ii)(C), then the Company shall (x) promptly pay all costs of the arbitration proceeding and reimburse Executive for his reasonable legal fees, and (y) pay to Executive the compensation and benefits that would have been paid or provided if Executive’s employment had been terminated by the Company without Cause. Unless prohibited by applicable law, the decision of the arbitrator shall be final and non-appealable.

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) no later than ten (10) days following the date of termination, the then accrued Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, payable in accordance with the terms and conditions of such employee benefit plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive the Accrued Rights. Following such resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 5(a)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights and, within 60 days of the applicable termination date, a pro rata portion (based on the number of days Executive is employed during the year of termination) of the greater of (A) Executive’s Target Bonus for the year of termination and (B) Executive’s Annual Bonus for the year immediately preceding the year of termination. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 5(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall mean any of the foregoing events (other than pursuant to the last sentence of Section 5(a)(ii)(C)): (A) a material reduction in Executive’s Base Salary or Target Bonus opportunity (as a percentage of Base Salary); (B) the failure of the Company to pay or provide or cause to be paid or provided Executive’s Base Salary or Annual Bonus when due; (C) delivery by the Company to Executive of a Notice of Non-Renewal; (D) a material and sustained diminution in Executive’s authority and duties in the aggregate to a level that is inappropriate for an executive or professional-level position (it being understood that a diminution from one executive position to another materially lower-level executive or professional position shall not constitute a “Constructive Termination”); and/or (E) after such time as Executive has established residence for at least 12 continuous months in one metropolitan area in which his principal place of employment is located, a relocation of Executive’s principal place of employment by more than 50 miles more than once in any subsequent 18-month period; provided that any event described in this Section 5(c)(ii) shall not constitute a Constructive Termination unless the Company fails to cure such event within 10 days after receipt from Executive of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has given the Board written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) on the 60th day following the date of termination, subject to Executive’s continued compliance with Section 6 hereof during the Restricted Period and Executive not having committed a Material Confidentiality Breach, a lump-sum cash payment (the “Severance Payment”) equal to the sum of (x) one times the Base Salary, (y) Executive’s Annual Bonus for the year immediately preceding the year of termination and (z) a pro rata portion (based on the number of days Executive is employed during the year of termination) of Executive’s Annual Bonus for the year immediately preceding the year of termination;

(C) if the termination of employment occurs prior to the third anniversary of the Effective Date, the Company shall reimburse reasonable costs of relocation of Executive (and his family) to a metropolitan area in the continental United States, in such amounts and subject to the terms set forth in the Company’s then-current Relocation Assistance Policy, and all such relocation payments and benefits will be fully grossed-up for any applicable income and employment taxes with respect to any reportable income;

(D) notwithstanding any provision of any applicable subscription agreement or award agreement the contrary, if the Employment Term and Executive’s employment under the Employment Agreement is terminated by the Company and each of its Affiliates without Cause, any then-unvested Incentive Units will become vested; and

(E) if Executive elects continuation of his medical and dental coverage under COBRA, Executive’s coverage and participation under the Company’s medical and dental benefit plans in which he was participating immediately prior to termination of employment pursuant to this Section 5(c)(iii) (“Medical and Dental Benefits”) shall continue at the same cost to him as the cost for the Medical and Dental Benefits immediately prior to such termination until (i) the expiration of the maximum period for such coverage allowable under COBRA (but no longer than 12 months) or (ii) the date on which Executive receives medical and/or dental coverage from a third party (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, on a grossed up basis, after payment of federal, state and local income taxes, to pay his applicable monthly COBRA premium). Executive may choose to continue his Medical and Dental Benefits under COBRA at his own expense for the balance, if any, of the period required by law.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 5(c)(iii) and the Promote Agreements, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Release. Amounts payable to Executive under Section 5(b)(ii) and Section 5(c)(iii)(B) and (C) above are subject to execution and non-revocation of a release of claims by Executive (or, if applicable, Executive’s estate), substantially in the form attached hereto as Exhibit I, within forty-five (45) days of the date of termination.

(e) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing and without limiting the scope of Sections 5(c)(ii)(C) and 5(c)(iii) hereof, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term following the delivery of a Notice of Non-Renewal shall be deemed an employment at-will and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that, the provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement resulting from a Notice of Non-Renewal or Executive’s termination of employment that occurs after the expiration of the Employment Term. For the avoidance of doubt, no payment shall be required to cause Section 6 to survive a termination of employment during the Employment Term.

(f) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) hereunder shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof, indicating the specific termination provision in this Agreement relied upon.

(g) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any board of directors (and any committees thereof) of any of the Company and its affiliates.

(h) Forfeiture. Upon written notice by the Company to Executive that Executive has committed any breach of Section 6 hereof or a Material Confidentiality Breach during the Restricted Period following Executive’s termination of employment, Executive shall repay to the Company an amount equal to the after-tax proceeds of any payments made under Section 5(b)(ii) (other than the Accrued Rights) and Section 5(c)(iii)(B) and (C) (the “Severance Clawback Amount”). Any determination under this Section 5 of whether Executive is in compliance with Section 6 hereof or committed a Material Confidentiality Breach shall be determined without regard to whether Section 6 or 7, as applicable, is enforceable under applicable law. Any dispute arising out of or relating to whether Executive has committed a breach of Section 6 hereof or committed a Material Confidentiality Breach shall be resolved by binding arbitration in accordance with the rules of the AAA Commercial Division; provided that the Company shall have the burden of proving by a preponderance of the evidence that Executive engaged in the applicable breach. If the arbitrator determines, as applicable, that Executive did not commit the applicable breach, then (x) the Company shall promptly pay all costs of the arbitration proceeding and reimburse Executive for his reasonable legal fees, and (y) Executive shall have no obligation to repay the Severance Clawback Amount. Unless prohibited by applicable law, the decision of the arbitrator shall be final and non-appealable.

6. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and for a period equal to 12 months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”). Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment, unless Executive has (A) provided no less than 30 days advance written assurance on how Confidential Information, Confidential Materials or other intellectual property of the Restricted Group will be protected from use or disclosure, and (B) received written consent from the Company regarding the specific solicitations, engagements, or actions proposed based on such assurance, such consent to be delivered in its sole, good faith discretion (a “Company Confidentiality Consent”).

(ii) During the Restricted Period, Executive will not, without receiving a Company Confidentiality Consent, such consent to be delivered in its sole, good faith discretion, directly or indirectly:

(A) acquire any financial interest in one to four unit residential real properties pursuant to a single transaction or series of transactions without the prior written consent of the Company (unless the value of all such properties is less than $5,000,000;

(B) enter the employ of, or render any services to, (1) a publicly-traded Competitor, or (2) any Core Competitor; or

(C) acquire a 10% or greater financial interest in (1) a publicly-traded Competitor, or (2) any Core Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(iii) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6 shall not restrict (A) ownership of any number of single-family homes for personal use by Executive or up to five additional single-family homes as personal investments or (B) Executive performing the Schedule A Services or having a financial interest in the Schedule A Entities (provided that Executive’s activities on behalf of such Schedule A Entities and such Schedule A Entities’ activities with respect to single family homes are limited to the Permitted Single Family Home Services).

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group (other than Executive’s personal assistant/secretary) to leave the employment of the Restricted Group; or

(B) hire any employee who provided services to the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group within one year prior to the termination of Executive’s employment with the Company (other than Executive’s personal assistant/secretary) without providing advance written assurance on how Confidential Information, Confidential Materials or other intellectual property of the Restricted Group will be protected from use or disclosure by that Employee, and based on that assurance, obtaining prior written consent from the Company, with such consent to be delivered in its sole, good faith discretion.

This Section 6(a)(iv) shall not apply to the individuals set forth in Schedule B hereto with respect to the Schedule A Entities, provided that the activities of such Schedule A Entities and such individuals are limited to the Schedule A Services.

(v) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries.

(B) “Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one to four unit residential real properties, including single-family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States but excluding, for the avoidance of doubt, (1) any activities undertaken with the prior written consent of the Board sought in accordance with sub-sections (a)(i) or (a)(ii), and (2) acting as a broker with respect to leasing and sale transactions.

(C) “Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its subsidiaries, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.

(D) “Core Competitor” shall mean America Home 4 Rent, Colony American Homes Inc., Waypoint Homes, Inc., American Residential Properties, Inc., Silver Bay Realty Trust Corp., and Pretium Partners, LLC (fka Fundamental REO, LLC).

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) Subject to Section 5(e), the provisions of Section 6 hereof shall survive the termination of Executive’s employment for any reason.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of Executive’s duties hereunder), any proprietary and non-public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals)

concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates (“Confidential Information”) without the prior written authorization of the Board; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with his pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Agreement shall be deemed not to constitute a breach of Section 7(a)(i)(x) or Section 7(a)(iv)(x) hereof in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its subsidiaries.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge (it being understood that any information made available by an employee, officer or director of the Company and its affiliates shall not be protected by this exclusion); or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iii) hereof).

8. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 6 or 7 of this Agreement may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, Executive agrees that, in the event of an actual breach of Section 6 or an actual Material Confidentiality Breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by Section 5(c)(iii) this Agreement (excluding the Accrued Rights) and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The parties acknowledge that the Company’s business activities take place in multiple jurisdictions and that the parties hereby selected the laws of the State of New York in light of such multijurisdictional presence.

(b) Entire Agreement/Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto), the Subscription Agreement, the LP Agreement and the Securityholders Agreement contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or therein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company, but only if such person agrees, in writing, to be bound to the terms hereof to the same extent as the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay or provide Executive payments and benefits in accordance with Sections 3, 4 and 5 hereof shall be subject to set-off, or recoupment of amounts owed by Executive to the Company, its subsidiaries or its direct parent entities. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer, self-employment or other endeavor.

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date that such payment would otherwise have been made if not for this provision (provided that if more than one such Prime Rate is published on such date, the highest of such published rates shall be used) and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Furthermore, the Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Invitation Homes L.P.

1201 Elm Street

Suite 1600

Dallas, TX 75270

Attention: Chairman of the Board and General Counsel

with a copy to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: William Stein

and:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other written or oral agreement(s) or policies to which Executive is a party or otherwise bound, or that may restrict or adversely impact Executive’s ability to enter into this Agreement and/or perform Executive’s duties hereunder. Executive hereby further represents that Executive is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements and that any breach of the foregoing representations shall constitute dishonesty in the performance of Executive’s duties hereunder.

(k) Prior Agreements. This Agreement (including, without limitation, the schedules and exhibits attached hereto and thereto), supersede all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, without limitation, the Prior Agreement, other than, for the avoidance of doubt, any grant agreements, subscription agreements, or other agreements incorporated thereto pursuant to which Executive owns equity interests of the Company or its Affiliates (except to the extent Section 3(c) and Section 5(c)(iii)(D) are applicable to any such equity interests); provided, however, nothing herein shall be determined to negatively affect any existing equity arrangements which have vested as of the Effective Date.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving the Company (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by the Company. In the event that Executive’s cooperation is requested after the termination of his employment, the Company shall (i) use its reasonable efforts to minimize interruptions to his personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by him in connection with such cooperation upon reasonable substantiation of such expenses.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INVITATION HOMES L.P.

/s/ William J. Stein

By:	William J. Stein
Title:	Senior Managing Director and Vice President

EXECUTIVE

/s/ Dallas Bradford Tanner
Dallas Bradford Tanner

SCHEDULE A BUSINESSES

DBT Enterprises, Inc.

DT3 Management, LLC

KMR Management, Inc.

Arroyo Pacific Partners

Agent 99, LLC

Arizona Sage Investments, LLC

ALTPHX-I, LLC

ALT PHX-I, LLC

Azatlanta-I, LLC

Chandler MHP, LLC

DCT Properties, LLC

KMR Consulting, LLC

EOP Consulting, LLC

HR Opportunity, LLC

DKT Holdings, LLC

Jet Vending, LLC

Pathfiner TRF F, LLC

Pathfinder Total Return Fund, LLC

Peleton, LLC

Slickdd, LLC

Treehouse Residential, LLC

Treehouse Partners, LLC

T&D Investment Company, LLC

TH Homes, LLC

THG Contracting, LLC

THG Property Management, LLC

THG Realty, LLC

TNC Holdings 1, LLC

Treehouse 48th, LLC

Treehouse Bob, LLC

Treehouse Dynamic, LLC

Treehouse Group, LLC

Treehouse Green Valley MHP, LLC

Treehouse Southern Acres MHP, LLC

Treehouse Invest 1, LLC

Treehouse Elmwood MHP, LLC

Treehouse Greentree MHP, LLC

Treehouse La Plata MHP, LLC

Treehouse Tempe MHP, LLC

Treehouse Tempe Office, LLC

Treehouse West Winds MHP, LLC

Treehouse Wishing Well MHP, LLC

Treehouse Invest 2, LLC

Treehouse Cheri Lynn, LLC

Treehouse Fite, LLC

Treehouse Roma Vista, LLC

Treehouse Rose Lane, LLC

Treehouse Valley of the Sun, LLC

Treehouse Out West, LLC

Treehouse Joshua Office MHP, LLC

Treehouse Lazy D, LLC

Treehouse Main, LLC

Treehouse Management Company, LLC

Treehouse Paradise Palms MHP, LLC

Treehouse Verdoso Investment, LLC

Family Trusts:

The Tanner Irrevocable Trust, established December 21, 2000

Lin Irrevocable Trust, established March 1, 2004

Skinni-mini Irrevocable Trust, established December 21, 2000

Moredog Irrevocable Trust, established December 21, 2000

Dallas Tanner Trust, established 1999

M.R. Tanner Family Limited Partnership

The Dallas and Krista Tanner Revocable Living Trust

SCHEDULE B RELATED PERSONS

Marcus Bryant Ridgway

Donald Thomas Stapley

Brad Greiwe

Jonathan Abelmann

Nick Gould

Peter Gould

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [●] day of         , 20[-], by Dallas Bradford Tanner (the “Executive”) and delivered to Invitation Homes L.P. (the “Company”).

The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [●] day of        , 20[-] (the “Termination Date”) pursuant to Section [5(b)] [5(c)] of the Employment Agreement between the Company and Executive dated November 9, 2015 (“Employment Agreement”).

2. In consideration of the payments, rights and benefits provided for in Section [5(b)(ii)][5(c)(iii)(B)-(C)] of the Employment Agreement (“Separation Terms”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. Notwithstanding anything herein to the contrary, this Release does not release the Company Released Parties from (i) any rights or claims that arise after the date of execution by Executive of this Release; (ii) any rights that cannot be waived as a matter of law; (iii) the Executive’s right to enforce Section 5 of the Employment Agreement, including the right to receive the Accrued Rights; (iv) the Executive’s right to enforce the terms of the Promote Agreements (as defined in the Employment Agreement); (v) any rights of the Executive as a member, partner or other equity holder of the Company or its successors and assigns; or (vi) any rights to indemnification the Executive may have under any indemnity agreement, applicable law, the by-laws, certificate of incorporation, limited partnership agreement, limited liability agreement or other constituent document of the Company or any of its affiliates, or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

10. This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

12. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

EXECUTIVE

Dallas Bradford Tanner